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Intersil Corporation

(512) 382-8444

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Intersil Announces Appointment of Ernest Maddock to
Board of Directors

Industry Veteran Adds Valuable Expertise as Independent Director

Milpitas, Calif. – July 8, 2015 -  Intersil Corporation (NASDAQ:ISIL), a  leading provider of innovative power management and precision analog solutions,  today announced the appointment of Ernest Maddock to its board of directors. Mr. Maddock’s 35 plus years of experience includes senior leadership roles in finance, operations, and general management. He is currently the chief financial officer at Micron, a multi-billion dollar semiconductor company with a market-leading portfolio of memory solutions.

“We are pleased to add another experienced technology executive to our board of directors,” said Don Macleod, chairman of Intersil’s board. “We believe Ernie’s deep finance and operational background complements the expertise of our existing board members.”

Mr. Maddock recently joined Micron Technology as chief financial officer and vice president of finance where he is responsible for overseeing Micron’s global finance and accounting organization. Prior to joining Micron in 2015, Mr. Maddock held leadership positions at multiple global companies, including Riverbed Technology, a billion dollar networking software company where he served as chief financial officer and executive vice president. Mr. Maddock also spent 15 years at Lam Research, a market-leading semiconductor capital equipment company, including six years as chief financial officer and senior vice president.

“Ernie’s experience operating within large organizations in transition will be invaluable as we lay the ground work for Intersil’s future,” said Necip Sayiner, president and CEO of Intersil. “We are pleased to have an executive of his caliber join our board.”

Mr. Maddock earned a bachelor’s degree in industrial management from the Georgia Institute of Technology and a master’s degree in business administration from Georgia State University.

About Intersil

Intersil Corporation is a leading provider of innovative power management and precision analog solutions. The company's products form the building blocks of increasingly intelligent, mobile and power hungry electronics enabling advances in power management to improve efficiency and extend battery life. With a deep portfolio of intellectual property and a rich history of design and process innovation, Intersil is the trusted partner to leading companies in some of the world’s largest markets, including the industrial and infrastructure, mobile computing, automotive and aerospace. For more information about Intersil, visit our website at www.intersil.com.

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